                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (Amendment No. _________)*


                                BioNebraska, Inc.
                            ------------------------
                                (Name of Issuer)


                                  Common Stock
                            ------------------------
                         (Title of Class of Securities)


                                   09061V 10 8
                            ------------------------
                                 (CUSIP Number)


                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  / /  Rule 13d-1(b)
  / /  Rule 13d-1(c)
  /X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

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                                                               Page 2 of 8 Pages


CUSIP No.  09061V 10 8                13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON: JOHN N. IRWIN III
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only):
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) / /
     (b) /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
     NUMBER OF
                              478,553 Shares
      SHARES             -------------------------------------------------------
                         6    SHARED VOTING POWER
   BENEFICIALLY
                              860,885 Shares
    OWNED BY             -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
      EACH
                              478,553 Shares
REPORTING PERSON         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
      WITH:
                              860,885 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,339,438 Shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) /X/

     See Exhibit A
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

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                                                               Page 3 of 8 Pages


CUSIP No.  09061V 10 8                13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON:HILLSIDE CAPITAL INCORPORATED
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only): TID: 22-2231484
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) / /
     (b) /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Incorporated in the State of Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
     NUMBER OF
                              860,885 Shares
      SHARES             -------------------------------------------------------
                         6    SHARED VOTING POWER
   BENEFICIALLY
                              0
    OWNED BY             -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
      EACH
                              860,885 Shares
REPORTING PERSON         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
      WITH:
                              0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     860,885 Shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

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                                                               Page 4 of 8 Pages

ITEM 1.

     (a)  NAME OF ISSUER:

          The name of the issuer is BioNebraska, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          The address of the principal executive offices of the Issuer is 3820 NW 46th Street, Lincoln, Nebraska 68524.

ITEM 2.

     (a)  NAME OF PERSON FILING:

          This statement is being filed by (i) John N. Irwin III, a citizen of the United States of America, and (ii) Hillside Capital Incorporated, a Delaware corporation (the "Reporting Persons").

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal address of the Reporting Persons is 405 Park Avenue, New York, NY 10022.

     (c)  CITIZENSHIP:

          John N. Irwin III is a citizen of the United States of America and Hillside Capital Incorporated is a corporation incorporated under the laws of the State of Delaware.

     (d)  TITLE OF CLASS OF SECURITIES: Common Stock

     (e)  CUSIP NUMBER: 09061V 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act.

     (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

     (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e)  / /  Investment Adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E).

     (f) / / Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

     (g)  / /  Parent Holding Company, in accordance with
               Section 240.13d-1(b)(ii)(G) (Note: See Item 7).
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                                                               Page 5 of 8 Pages


     (h) / / Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

     Not applicable.

ITEM 4. OWNERSHIP:

     As of December 31, 2000 the beneficial ownership of shares of John N. Irwin III was as follows:

     (a)  Amount beneficially owned: 1,339,438

     (b)  Percent of Class: 18%

     (c) Of the shares beneficially owned by Mr. Irwin, he has the power to vote or dispose of the shares as follows:

          (i)   Sole power to vote or direct the vote: 478,553

          (ii)  Shared power to vote or direct the vote: 860,885

          (iii) Sole power to dispose or direct the disposition of: 478,553

          (iv)  Shared power to dispose or direct the disposition of: 860,885

     As of December 31, 2000 the beneficial ownership of shares of Hillside Capital Incorporated was as follows:

          (a)  Amount beneficially owned: 860,885

          (b)  Percent of Class: 12%

          (c) Of the shares beneficially owned by Hillside Capital, it has the power to vote or dispose of the shares as follows:

               (i)   Sole power to vote or direct the vote: 860,885

               (ii)  Shared power to vote or direct the vote: 0

               (iii) Sole power to dispose or direct the disposition of: 860,885

               (iv)  Shared power to dispose or direct the disposition of: 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not Applicable

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                                                               Page 6 of 8 Pages


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Hillside Capital Incorporated
     John N. Irwin III

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable

ITEM 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

ITEM 11. EXHIBITS:

     Exhibit A - Shares Excluded

     Exhibit B - Joint Filing Agreement


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 1, 2001                      /s/  John N. Irwin III
                                        -----------------------------
                                               John N. Irwin III


                                        HILLSIDE CAPITAL INCORPORATED

Date: February 1, 2001                  By  /s/  John N. Irwin III
                                          ---------------------------
                                               John N. Irwin III
                                               Managing Director

                                                               Page 7 of 8 Pages

                                    EXHIBIT A

                                   To Form 13G


     The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below.

Record Owner's Relationship             Record Owner's
to Reporting Person                   Type of Ownership         Number of Shares
Spouse                                     Direct                    8,455

By Irwin III Trust for Children            Direct                   18,601


                                                               Page 8 of 8 Pages


                                    EXHIBIT B

                             Joint Filing Agreement


     The undersigned hereby agree that this Schedule 13G relating to securities of BioNebraska, Inc. shall be filed on behalf of each of them.


Date: February 1, 2001                     /s/  John N. Irwin III
                                       -----------------------------
                                             John N. Irwin III

                                       HILLSIDE CAPITAL INCORPORATED

                                       By  /s/  John N. Irwin III
                                         ---------------------------
                                             John N. Irwin III
                                             Managing Director